Exhibit 4.21

Financing Cooperation Agreement

between

Shanghai eHi Car Rental Co., Ltd.

and

China Development Bank

July 17, 2015

Party A:	Shanghai eHi Car Rental Co., Ltd.
Address:	12th Floor, Building No. 5, No. 388 Daduhe Road, Putuo District, Shanghai
Legal representative:	Ruiping Zhang
Postal code:	200062
Entity handling the matter:
Peron in charge:	Hongtao Han
Handled by:	Ying Cheng
Tel:	021-28901111
Facsimile:

Party B:	China Development Bank, Shanghai Branch
Address:	No. 68, Puming Road, Shanghai
Legal representative:	Jizhong Chen
Postal code:	200120
Entity handling the matter:	2nd Client Department
Peron in charge:	Xiaohong Ze
Handled by:	Jing Li
Tel:	021-38784999*6443
Facsimile:	021-58883395

Party A is China’s first car rental company that achieved E-commerce management.  With its headquarter based in Shanghai, it offers car rentals nation-wide with more than 12,000 service locations in 100+ cities.  Through its service team of approximately 5,000 people, it has established a fast and easy service platform with broad coverage.  As of today, Party A has established a team with approximately 30,000 cars of 100 models to satisfy the needs of different customers.

Party B is China’s leading bank to provide medium-to long-term financing facilities with a mission of improving national strength and people’s livelihood.  It is committed to market-based practices to provide service to national economic strategy, implement national macro-economic policies, support the development of national infrastructure, basic industries, pillar industries and hi-tech sectors and national priority projects through a variety of financial business such as investment, loan, debt, lease and/or securities.  It also provides support to urbanization, agriculture/farmer/rural area related issues, education, environmental initiatives, financing low-income housing and such other social bottleneck issues and development in livelihood sectors, as well as Chinese enterprises in their cross-border operation.

In order to further tighten the cooperation between the parties and to jointly promote the reform in investment and financing system and market building, upon amicable consultation, Party A and Party B have reached the following agreements in respect to the establishment of a long-term, stable and deep development financing cooperation.

I.                                        Basis of Cooperation

Article I.                 The purpose of cooperation is to consolidate Party A’s advantages generated from its group operation and Party B’s financing advantages, in order to establish, by adhering the principles of market-based and international oriented operation, new type of strategy partnership with deep cooperation between a new type industry group and a financial group, so as to achieve joint development and prosperity.  Cooperation between the parties will be carried out completely on the  basis of complementary advantages of each other, mutual benefit, honesty and trustworthiness and joint development.

Article II.                                             The cooperation between the parties complies with national macro-economic policies, industry policies and regional development policies, and will strictly adhere to relevant macro-control policy of the State.

Article III.                                        Party A agrees to recommend Party B various business cooperation demand pursuant to its comprehensive development strategy and plan and through full play of its integrated coordination advantages.  Party A will assist Party B to, through continuous improvement of corporate governance, legal person building, cash flow building and credit building, prevent and mitigate financial risks of projects and/or other business funded by Party B.

Article IV.                                         Party B agrees to, in accordance with national macro-economic policy, industry policy and regional development policy, actively support Party A’s business development strategy and provide long-term stable financial support and comprehensive financial services to meet its various financial needs by utilizing Party B’s multi advantages in terms of large scale of fund with long duration, stable source of fund, high credit rating and variety of business types.

II.                                   Particulars of Cooperation

Article V.                                              Planning of Cooperation

The parties will adhere to the principle of plan first in the cooperation.  Party A invites Party B to participate in establishment of its mid and long-term development plan, and will promptly provide Party B information about its corporate strategic plan, investment and financing arrangements, significant issues and such other issues.  Party B will, by utilizing its professional, system and performance advantages, give full support to Party A’s establishment of mid and long-term development plan through involvement in early-stage investigation, research, preparation of plan and verification.

Article VI.                                         Fields of Cooperation

1.                                     Party A’s fixed asset investments in outsourcing of autos to expand company scale;

2.                                     Party A’s issuance of mid-term instruments, short-term financing bills, super short-term financing bills and others;

3.                                     Working capital required by Party A and its subsidiaries in routine business activities; or

4.                                      Other fields agreed by the parties.

Article VII.                                    Early State Project Cooperation

The parties agree to enhance early stage cooperation in an effort to jointly develop the project.  Party A will promptly report Party B any progress in early stage of the project, so as to help Party B in its development and preservation work during such stage.  Party B agrees to provide Party A consulting, planning and such other necessary financial services and supports required during early stage, including  issuance of documents proving the funds are in place according to the need of project examination and approval (such as letter of intent or commitment letter relating to a loan).

Article VIII.                               Cooperation relating to Financial Products

In addition to its headquarters and affiliates/subsidiaries, Party B also owns such other  subsidiaries as China Development Bank Capital Corporation Ltd., China Development Bank Securities, China-Africa Development Fund,  China Development Bank Financial Leasing Co., Ltd., and etc., which are able to provide Party A financial services relating to investment, loan, debt, lease or securities. Party B’s financial service products available include but not limited to fund investment and equity investment services; syndicated loan, project loan, working capital loan, trade financing and such other loan and financing services in both Renminbi and foreign currency; underwriting services for (super) short-term financing bills, mid-term bills, enterprise bond, corporate bond, convertible corporate bond, financial bond, offshore RMB bonds, private bonds and collection of bills for small and medium sized enterprises; financial leasing services; investment banking services such as M & A and restructuring, investment consulting and/or financial advisory; as well as inter-business services such as letter of credit, bank guarantee, factoring, bank acceptances, discounted bills, settlement and payment of foreign exchange and asset management.  Party B will actively provide Party A comprehensive financial services relating to various products of investment, loan, debt, lease and securities and inter-business.

Party A agrees to, on the basis of the parties’ close cooperation, keep stable and increase the share of various financial services provided by Party B, and will use various loan, deposit, investment management and settlement services provided by Party B on a priority basis.  It will also support Party B in its underwriting of Party A’s corporate bonds, issuance of bridge loan and provision of financial leasing, M & A and restructuring, investment banking and other financial services.

Party A  invites Party B to act as its financial advisor to provide Party A consulting, advisory and financing planning services in relation to corporate development strategic planning, M & A and restructuring, issuance of debts in the  market, design of investment and financing plans, improvement of corporate governance and establishment of syndicate.  Form of cooperation and scope of service shall be subject to the provisions set forth in agreements separately entered into by the parties upon amicable consultation.

Article IX.                                         Total Sum of Financing Facilities in Intended Cooperation

On the basis of Party A’s business development plan and financing needs, as well as credit assessment carried out by Party B against Party A, for the period between 2015 and 2020, the total sum of financing facilities in intended cooperation between Party A and Party B on various financial products shall be RMB1,500,000,000 (RMB1.5 billion).  And the specific conditions and total sum of financing facilities for specific projects under the total sum shall be subject to the agreements by the parties or the approval document.

Article X.                                              The Parties’ Undertakings

(1)                                 Party A’s Undertakings

1.                                     During the term of this Agreement, Party A shall give priority in use of Party B’s various financial products and services.

2.                                     Party A assures that each loan it obtained from Party B will be solely used for the purpose set forth in relevant agreement or approval document.

3.                                     Party A fully supports the credit assessment and review work to be carried out by Party B, and undertakes that all relevant materials it submitted will be true and correct.  Party A will send Party B its financial statements on a regular basis, and shall promptly inform Party B any significant events that influence or is likely to influence its production, operation or financial situation, including change of management or accounting method, asset restructuring, change of ownership/legal representative and financial/or controller.

(2)                                 Party B’s Undertakings

1.                                     Party B will give priority to loans applied for the projects that Party A has a controlling equity or has equity participation.

III.                              Cooperation Mechanism

Article XI.                                         A high-level joint conference mechanism shall be established between the parties with purposes to determine the strategic arrangements for the parties’ cooperation, communicate on progress of major projects, inspect the performance of this Agreement, discuss and resolve major issues in the cooperation and promote the substantive collaboration between the parties.

Article XII.                                    A daily liaison scheme shall be developed based on the high-level joint conference mechanism.  Party A’s finance department and Party B’s 2nd client department will be responsible for implementing the agreed plan of cooperation.

Article XIII.                               Party B shall appoint a bank account manager (or an account management team) to accommodate Party A’s needs in its business growth, so as to create a major channel for daily dealings between Party A and Party B.  The account manager shall handle various business-related requests raised by Party A, integrate Party B’s internal resources and provide a wide range of professional services to Party A.

IV.                               Other Provisions

Article XIV.                                During the period of cooperation, Party A and Party B shall strictly comply with the confidentiality rules of the State if any State secret is involved.  Each party hereto shall perform its confidentiality duties by keeping in confidence the trade secrets of the other party.

Article XV.                                     If any change in the national laws, regulations or macro-economic policies has an impact on the parties’ cooperation, the parties shall seek a solution through friendly consultation and amend the applicable terms of cooperation accordingly in a timely manner.

Article XVI.                                Any matters not covered by this Agreement shall be agreed upon by the parties through concluding a supplementary agreement or adding an exhibit to this Agreement.  Such supplementary agreement or exhibit shall have the same effect as that of this Agreement.

Article XVII.                           This Agreement represents only the understandings between the parties on their cooperation on development financing and does not constitute a commitment to provide any financing.  No terms of this Agreement shall be disclosed by either party to any third party without the written consent of the other party, unless otherwise provided by any laws or regulations.

Article XVIII.                      This Agreement is made in four counterparts and each of Party A and Party B shall hold two copies.

Article XIX.                                This Agreement shall take effect from the date of execution by both parties with the company seal of each party affixed hereto and shall remain in effect for five years.

(signature page)

Party A (company seal):		Party B (company seal):
Shanghai eHi Car Rental Co., Ltd.		China Development Bank, Shanghai Branch

By: Ruiping ZHANG		By: Wei Li
Legal representative/authorized representative:		Legal representative/authorized representative:
Signature:	/s/ Ruiping Zhang	Signature:	/s/ Wei Li
Date: July 16, 2015		Date: July 16, 2015

Place of execution: